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Atlas Pipeline Partners, L.P. Appoints Eric Kalamaras as Chief Financial Officer

Philadelphia, PA – September 3, 2009 - Atlas Pipeline Partners, L.P. (NYSE:APL) announced today the appointment of Eric Kalamaras to the position of Chief Financial Officer of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., and as Chief Financial Officer of Atlas Pipeline Holdings GP, LLC, the General Partner of Atlas Pipeline Holdings, L.P. (NYSE: AHD). Mr. Kalamaras’ appointment will be effective on September 14, 2009. Until that time, Matthew A. Jones will continue as Chief Financial Officer for both the Partnership and the General Partner. Thereafter, Mr. Jones will continue as Chief Financial Officer of Atlas America, Inc (NASDAQ: ATLS) and as a member of the managing board of the General Partner.

Since 2003, Mr. Kalamaras has been a Director of Energy Leveraged Finance & High Yield for Wells Fargo Securities, LLC (formerly Wachovia Securities, LLC), where he focused on equity and debt funding in public and private master limited partnerships. During his tenure at Wells Fargo, Mr. Kalamaras spent considerable effort on capital structure analysis and cash flow optimization strategies for midstream natural gas enterprises. Mr. Kalamaras received a BBA in finance and economics from Central Michigan University. He also holds an M.B.A from Wake Forest University and is a member of the CFA Institute.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages the natural gas gathering system in that region, including the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 preferred limited partner units of Atlas Pipeline Partners, L.P.